UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011

API TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-29429	98-0200798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4705 S. Apopka Vineland Rd. Suite 210

Orlando, FL 32819

(Address of principal executive offices, including zip code)

(407) 909-8015

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On June 1, 2011, API Technologies, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with each of the lenders party thereto (the “Lenders”) and Morgan Stanley Senior Funding, Inc., as lead arranger, sole book-runner and administrative agent for the Lenders (the “Agent”), providing for a secured term loan in the principal amount of $200 million and a $15 million secured revolving credit facility, with an option for the Company to request an increase in the revolving credit facility commitment of up to an aggregate of $5 million. Concurrent with the closing of the Merger (as defined below), the Company borrowed $200 million in term loans and used the proceeds to (i) finance the Merger, (ii) pay off certain outstanding indebtedness of the Company and its subsidiaries (including certain indebtedness of Spectrum (as defined below) and its subsidiaries), and (iii) pay fees and expenses incurred in connection with the Credit Agreement and the Merger. As of June 1, 2011, the Company has no outstanding revolving loans pursuant to the revolving credit facility.

At the Company’s option, revolving loans and the term loans accrue interest at a per annum rate based on either:

•	the base rate plus a margin equal to 5.00%, subject to adjustment as noted below; or

•	the LIBOR rate plus a margin equal to 6.00%, subject to adjustment as noted below.

The “base rate” means the highest of (i) the Agent’s prime lending rate, (ii) the federal funds rate plus a margin equal to 0.50%, (iii) the one month LIBOR rate plus a margin equal to 1.00% and (iv) 2.50%. The “LIBOR rate” means the higher of (i) a floating per annum rate based upon the LIBOR rate for the applicable interest period and (ii) 1.50%. If the interest rate margin for incremental revolving loans is higher than the interest rate margin for existing revolving loans, then

•	the interest rate margin for all revolving loans shall be increased to the higher applicable interest rate margin for incremental revolving loans; and

•

the interest rate margin for all term loans shall be increased to the extent necessary so that such interest rate margin is 0.25% less than the interest rate margin applicable to such incremental revolving loans.

Accrued interest on the revolving loans and term loans shall be due and payable in arrears at the end of each of the Company’s fiscal quarters, provided that revolving loans and term loans accruing interest based upon the LIBOR rate shall be due and payable at the end of each applicable interest period (or at each three month interval in the case of loans with interest periods greater than three months). The Company is also obligated to pay other customary closing fees, arrangement fees, administration fees, and commitment fees for a Credit Agreement of this size and type.

Revolving loans may be borrowed, repaid and reborrowed until June 1, 2014, at which time all amounts borrowed pursuant to the revolving credit facility must be repaid.

The term loans will be repaid quarterly at the end of each of the Company’s fiscal quarters, with each quarterly installment equaling one quarter of 1% of the aggregate original principal amount of the terms loans, provided that the remaining balance will be paid on the maturity date of June 1, 2016. The term loans are subject to mandatory prepayment under certain circumstances, including in connection with, and subject to certain reinvestment rights, the Company’s receipt of net proceeds from certain issuances of indebtedness, sales of assets, casualty events, annual excess cash flow and capital contributions resulting from the exercise of its equity cure rights with respect to financial covenants. In the event that the term loans are refinanced or repriced prior to June 1, 2012, and the effective interest rate margin or weighted average yield is less than the applicable interest rate margin or weighted average yield, then a fee will be due in an amount equal to 1.0% of the principal amount of such term loans prepaid or 1.0% of the principal amount of such terms loans outstanding after giving effect to such repricing. The Company may, at any time after August 30, 2011, make open market purchases or conduct reverse Dutch auctions in order to purchase term loans, subject to certain conditions.

The Company has granted a security interest in substantially all of its assets to secure its obligations pursuant to the Credit Agreement. The Credit Agreement is guaranteed by the Company’s existing and future material U.S. and Canadian subsidiaries and such guaranty obligations are secured by a security interest on substantially all of the assets of such subsidiaries, including certain material real property.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit the ability of the Company and its subsidiaries to, among other things, grant liens, merge or consolidate, dispose of assets, pay dividends or distributions, repurchase stock, incur indebtedness, make loans, make investments or acquisitions, enter into certain transactions with affiliates, make capital expenditures, enter into certain restrictive agreements affecting its subsidiaries, and enter into certain negative pledge arrangements, in each case subject to customary exceptions for a Credit Agreement of this size and type. The Company is also required to maintain compliance with a consolidated total leverage ratio and a consolidated interest expense coverage ratio.

The Credit Agreement includes customary events of default that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, non-compliance with ERISA laws and regulations, defaults under the security documents or guaranties, material judgment defaults, invalidity of the Credit Agreement and related loan documents, and a change of control default. Under certain circumstances, the occurrence of an event of default could result in an increased interest rate equal to 2.0% above the applicable interest rate for loans, the acceleration of the Company’s obligations pursuant to the Credit Agreement and an obligation of the subsidiary guarantors to repay the full amount of the Company’s borrowings pursuant to the Credit Agreement.

For a period of up to 90 days following the date of the Credit Agreement, the terms of the Credit Agreement are subject to customary market “flex” provisions, which could materially increase the cost of borrowing to the Company, in order to facilitate the syndication of the term loan by the Agent.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, the U.S. Guaranty and Collateral Agreement and the Canadian Guarantee and Collateral Agreement, copies of which are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated by reference herein.

Section 2 – Financial Information

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 1, 2011, pursuant to the Agreement and Plan of Merger, dated as of March 28, 2011 (the “Merger Agreement”), by and among the Company, Erie Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Spectrum Control, Inc., a Pennsylvania corporation (“Spectrum”), the Company completed its acquisition of Spectrum. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Spectrum (the “Merger”), with Spectrum continuing as the surviving corporation and becoming a wholly owned subsidiary of the Company.

Pursuant to the Merger Agreement, each share of common stock of Spectrum, other than shares owned by the Company, Merger Sub, Spectrum or any their subsidiaries, were converted into the right to receive $20.00 in cash, without interest. The total transaction value was approximately $270 million, including the value of stock options cashed-out as a result of the Merger.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On June 3, 2011, Eric Goldberg and Donald A. Wright voluntarily resigned from the Board of Directors of the Company (the “Board”).

On June 3, 2011, Andrew Laurence voluntarily resigned as the Company’s Chief Accounting Officer and Vice President of Finance.

On June 6, 2011, the Company terminated the employment of Stephen Pudles as the Chief Executive Officer of API Defense USA, Inc., one of the Company’s subsidiaries.

(c)

On June 1, 2011, the employment of John P. Freeman as the Company’s Chief Financial Officer commenced. On June 3, 2011, the Board designated Mr. Freeman as the Company’s principal financial officer and principal accounting officer. Mr. Freeman, age 56, served as Senior Vice President, Chief Financial Officer of Spectrum from December 2000 until its merger with the Company. From 1990 until December 2000, Mr. Freeman served as Vice President and Chief Financial Officer of Spectrum. Mr. Freeman originally joined Spectrum as Controller in 1988. Mr. Freeman is a graduate of Gannon University with a degree in Accounting and is a Certified Public Accountant and Certified Management Accountant. Mr. Freeman will report to the Company’s President and Chief Operating Officer.

Pursuant to a letter agreement with the Company effective June 1, 2011, Mr. Freeman’s annual base salary is $248,000. In consideration of his service to Spectrum, Mr. Freeman is entitled to a lump sum bonus payment by the Company of $248,000, the payment of which is conditioned upon his execution of a general release and waiver of age and other claims. Mr. Freeman’s employment with the Company will be on an at-will basis. However, if the Company terminates Mr. Freeman for any reason other than death, disability or cause (as defined below), or if Mr. Freeman voluntarily terminates his employment, the Company will generally maintain in full force and effect Mr. Freeman’s coverage (i) under any medical and dental insurance to which he would have been entitled under any employee benefit plans, programs or arrangements maintained by the Company until Mr. Freeman reaches age 65, and (ii) under any life and accidental death and dismemberment insurance plans to which he would have been entitled under any employee benefit plans, programs or arrangements maintained by the Company for a period of 12 months following termination. In addition to the foregoing benefits, Mr. Freeman will become entitled to a lump sum payment by the Company of $50,000 upon termination by the Company for any reason other than death, disability or cause, or upon Mr. Freeman’s voluntary termination of his employment, at any time on or after September 2, 2011, with the payment of such amount conditioned upon Mr. Freeman’s execution of a general release and waiver of age and other claims.

For purposes of the letter agreement with Mr. Freeman, “cause” means (i) the willful engagement in gross misconduct that is materially and demonstrably injurious to the property or business of the Company or any of its subsidiaries, or (ii) fraud, misappropriation or commission of a felony. No act or failure to act will be considered “willful” unless done, or omitted to be done, in bad faith and without reasonable belief that the action or omission was in the interests of the Company or not opposed to the interests of the Company.

Mr. Freeman is also entitled to participate in the Company’s standard benefits programs available to employees generally.

The foregoing description of the letter agreement with Mr. Freeman does not purport to be complete and is qualified in its entirety by reference to the full text of the letter agreement, a copy of which is attached hereto as Exhibit 10.4 and incorporated by reference herein.

(e)

Amendment of Equity Incentive Plan.

On June 3, 2011, the Board amended and restated the API Technologies Corp. 2006 Equity Incentive Plan (the “Incentive Plan”) in order to permit the Company to grant restricted stock units pursuant to the Incentive Plan. All other terms of the Incentive Plan remain unchanged.

The foregoing description of the Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Incentive Plan and the form of restricted stock unit award agreement pursuant thereto, copies of which are attached hereto as Exhibit 10.5 and Exhibit 10.6, respectively, and incorporated by reference herein.

Adoption of Form of Indemnification Agreement.

On June 3, 2011, the Board approved entry into indemnification agreements (each, an “Indemnification Agreement”) with each of its current directors and certain officers (each, an “Indemnitee”). Each Indemnification Agreement becomes effective as of the date executed by the respective Indemnitee. Each Indemnification Agreement provides that, to the fullest extent permitted by applicable law and subject to the exceptions specified in the Indemnification Agreement, the Company shall indemnify the respective Indemnitee against any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative in nature, including any appeal therefrom, in which the Indemnitee was, is or will be involved as a party, a potential party, a non-party witness or otherwise by reason of (i) the fact that the Indemnitee is or was a director or officer of the Company, (ii) any action taken by the Indemnitee or any action or inaction on Indemnitee’s part while acting as a director or officer of the Company, or (iii) the fact that he or she is or was serving at the request of the Company as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of the Company or any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided pursuant to the Indemnification Agreement. Each Indemnification Agreement requires the Company to advance expenses incurred by the respective Indemnitee, including attorneys’ and other fees and expenses, in connection with any proceeding covered by the Indemnification Agreement. The rights of indemnification provided by each Indemnification Agreement are not exclusive and are in addition to the rights to indemnification, advancement of expenses and insurance provided in the Company’s certificate of incorporation and bylaws.

The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of each Indemnification Agreement, the form of which is attached hereto as Exhibit 10.7 and incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 3, 2011, the Board approved a change in the Company’s fiscal year end from May 31 to November 30, with the change to the reporting cycle beginning December 1, 2011. The Company plans to report its financial results for the six month transition period of June 1, 2011 to November 30, 2011 on an Annual Report on Form 10-K/T and to thereafter file reports for each twelve month period ended November 30 of each year beginning with the twelve month period ended November 30, 2012. Prior to filing the transition report, the Company will file its annual report on Form 10-K for the fiscal year ended May 31, 2011 and its quarterly report on Form 10-Q for the quarter ending August 31, 2011.

Section 8 – Other Events

Item 8.01.	Other Events.

On June 1, 2011, the Company issued a press release announcing the completion of the Merger. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Any required financial statements of Spectrum will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

Any required pro forma financial information will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days following the date that this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit Number	Exhibit Title
10.1	Credit Agreement among API Technologies Corp., various Lenders and Morgan Stanley Senior Funding, Inc., as Administrative Agent, dated as of June 1, 2011

10.2	U.S. Guaranty and Collateral Agreement

10.3	Canadian Guarantee and Collateral Agreement

10.4	Letter Agreement between API Technologies Corp. and John P. Freeman, effective as of June 1, 2011

10.5	Amended and Restated API Technologies Corp. 2006 Equity Incentive Plan

10.6	Form of Restricted Stock Unit Award Agreement

10.7	Form of Indemnification Agreement

99.1	API Technologies Corp. press release, dated June 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

API TECHNOLOGIES CORP.

By:	/s/ John P. Freeman
Name: John P. Freeman
Title: Chief Financial Officer

Date: June 6, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit Title
10.1	Credit Agreement among API Technologies Corp., various Lenders and Morgan Stanley Senior Funding, Inc., as Administrative Agent, dated as of June 1, 2011

10.2	U.S. Guaranty and Collateral Agreement

10.3	Canadian Guarantee and Collateral Agreement

10.4	Letter Agreement between API Technologies Corp. and John P. Freeman, effective as of June 1, 2011

10.5	Amended and Restated API Technologies Corp. 2006 Equity Incentive Plan

10.6	Form of Restricted Stock Unit Award Agreement

10.7	Form of Indemnification Agreement

99.1	API Technologies Corp. press release, dated June 1, 2011